Exhibit 99.1



STEVEN MADDEN, LTD. ANNOUNCES STRATEGIC REVIEW

LONG ISLAND CITY, N.Y., October 18, 2007/PRNewswire-FirstCall/ -- Steven Madden, Ltd. (Nasdaq: SHOO), a leading designer and marketer of fashion footwear and accessories for women, men and children, today announced that it has received inquiries from third parties with respect to an acquisition of the Company and shareholder communications urging that the Company explore alternatives to enhance shareholder value. The Board of Directors has determined to evaluate strategic alternatives available to the Company and, to this end, has formed a Strategic Review Committee of the Board comprised of three independent directors, Peter Migliorini, Richard P. Randall and Walter Yetnikoff, with Mr. Yetnikoff serving as Chairman. The Committee has been charged, among other things, with the responsibility for evaluating any potential transaction, with any transaction recommended by the Committee to be considered by the full Board of Directors. The Strategic Review Committee has retained Peter J. Solomon & Company, which has previously provided consulting services to the Company, as its financial advisor, and Weil, Gotshal & Manges LLP as its independent legal counsel. There can be no assurance that this process will result in any changes to the Company's current plans. The Company does not expect to disclose further developments regarding the process until the review of strategic alternatives has been completed.

Steven Madden, Ltd. designs and markets fashion-forward footwear and accessories for women, men and children. The shoes and accessories are sold through company-owned retail stores, department stores, apparel and footwear specialty stores, and online at www.stevemadden.com. The Company has several licenses for its brands, including dresses, outerwear, cold weather accessories, eyewear, and girls apparel and owns and operates 100 retail stores, including its online store. Through its wholly-owned subsidiary, Daniel M. Friedman & Associates, the Company is the licensee for Betsey Johnson handbags and belts, Ellen Tracy belts, and Tracy Reese handbags and belts.

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.


SOURCE: Steven Madden, Ltd.
CONTACT: Company, Ed Rosenfeld, Executive Vice President, Strategic Planning and Finance of Steven Madden, Ltd., +1-718-446-1800; Investor Relations, Cara O'Brien and Leigh Parrish, or Press, Melissa Merrill, all of Financial Dynamics, +1-212-850-5600, for Steven Madden, Ltd. Web site: http://www.stevemadden.com
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(SHOO)